EXHIBIT 10.20
CCC INFORMATION SERVICES GROUP INC.
MANAGEMENT INCENTIVE PLAN

PLAN SUMMARY

The Management Incentive Plan (“MIP”) is an annual, cash incentive program that applies to the Company’s non-sales, senior mangers who are in roles that have clear “line of sight” impact on the financial results of CCC Information Services Group Inc. (the “Company”). MIP participants who are not members of the Executive Management Group (“EMG”) have fixed incentive targets ranging from 25% to 35% of salary, based on salary grade. MIP participants who are members of the EMG have a fixed incentive target of 50% of salary, except for the Chief Executive Officer, whose target is 75% of salary. Incentives paid under the MIP vary based on both Company results and an individual performance multiplier of 0% to 130% of target. Individual performance multipliers will be tied to achievement versus objectives that are aligned with Company operating plan goals.

The Compensation and Nominating Committee of the Board of Directors (the “Committee”) approves the specific Company performance measures and objectives for each calendar year on an annual basis. After the end of each calendar year, performance on each component during such year is evaluated separately and the aggregate, weighted average performance on all components is calculated to determine overall MIP funding for such calendar year. Final MIP funding is subject to approval by the Committee, which typically occurs during the first quarter of following year, and any incentives by MIP participants are paid following such approval.